UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2009

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33480 (Commission File Number)	33-0968580 (IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 400 Seal Beach, California		90740
(Address of Principal Executive Offices)		Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                           Entry Into a Material Definitive Agreement.

On April 3, 2009, our seventy-percent owned joint-venture subsidiary, Dallas Clean Energy, LLC (“DCE”), entered into a fifteen year gas sale agreement with Shell Energy North America (US), L.P. (“Shell”) for the sale by DCE to Shell of biomethane produced by DCE’s landfill gas processing facility located at McCommas Bluff in Dallas Texas.  The gas sale agreement calls for the sale of up to the following quantity of biomethane by DCE to Shell daily:

•                  April 2009 through September 2010: 4500 MMBtus per day

•                  October 2010 through December 2010: 5200 MMBtus per day

•                  Calendar year 2011: 5300 MMBtus per day

•                  Calendar year 2012: 5400 MMBtus per day

•                  Calendar year 2013: 5300 MMBtus per day

•                  Calendar year 2014: 5300 MMBtus per day

•                  Calendar year 2015-2018: 5000 MMBtus per day

•                  Calendar year 2019 to March 2024: 6000 MMBtus per day

DCE’s obligation and ability to sell greater than 4500 MMBtus per day is contingent on the successful permitting and commencement of commercial operation of an expansion to the existing gas processing facility to at least 15 million standard cubic feet per day inlet capacity of raw landfill gas.  DCE retains the right to reserve from the gas sale agreement up to 500 MMBtus per day of biomethane for sale as a vehicle fuel.  To the extent that DCE produces volumes of biomethane in excess of the volumes sold under the agreement with Shell, DCE will either attempt to sell such volumes at then-prevailing market prices or seek to enter into another gas sale agreement in the future.  There is no guarantee that DCE will produce or be able to sell up to the maximum volumes called for under the agreement, and DCE’s ability to produce such volumes of biomethane is dependent on a number of factors beyond DCE’s control including but not limited to the availability and composition of the landfill gas that is collected, the impact on DCE’s operations of the operation of the landfill by the City of Dallas and the reliability of the processing plant’s critical equipment.

The sale price for the gas under the agreement with Shell is fixed and increases in 2010 and 2011.  The sale price for the gas represents a substantial premium to current prevailing prices for natural gas of $3.80 per MMBtu as quoted on NYMEX for May delivery on April 3, 2009.

Under the terms of the agreement, DCE has retained the rights to any available greenhouse gas emission reduction credits that may be generated through the operation of the landfill gas collection and processing facility, provided that DCE must supply Shell with sufficient number of such credits to enable the end-user of the gas to meet applicable “net-zero” emissions requirements under the relevant renewable portfolio standard with respect to use of the biomethane in power generation.  DCE is in the preliminary stages of assessing whether greenhouse gas emission reduction credits will be generated or available for sale as a result of the landfill gas collection and pipeline quality biomethane production.  Given the complex and changing standards and requirements in the market for greenhouse gas emission reduction credits, there can be no guarantee that any greenhouse gas emission credits will be generated or available for sale as a result of DCE’s landfill gas operations.

The gas sale agreement is terminable by either party on 30 days’ written notice if the California Energy Commission makes a written determination or adopts a ruling or regulation after the date of the agreement that the biomethane sold under the agreement will, from the date of such ruling or regulation, no longer qualify as a California Renewable Portfolio Standard eligible fuel.  In addition, Shell has the right to terminate the agreement upon 30 days’ written notice if the volumes of biomethane produced and delivered, calculated monthly on a rolling two-year average, are less than an annual average of 630,720 MMBtu per year (or 2,083 MMBtu per day).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2009		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer